Exhibit 10.18

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT
THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES
THAT INFORMATION HAS BEEN REDACTED.

July 8, 2025

CONFIDENTIAL

Ferrell Companies, Inc.

Ferrellgas Partners, LP

Ferrellgas, LP

One Liberty Plaza

Liberty, Missouri 64068

Attention: Tamria Zertuche, Chief Executive Officer

Dear Ms. Zertuche:

This letter agreement (the “Agreement”) is effective as of July 1, 2025, and (i) sets forth the terms of the engagement of Crito Capital LLC (as referred by Safran Advisors, LLC) (“Consultant”) by Ferrell Companies, Inc., Ferrellgas Partners LP and Ferrellgas, LP (“OLP”) and their respective affiliates (collectively, the “Company”) to act as the Company’s financial advisor, investment banker and transaction consultant in connection with a Transaction (as defined below) and (ii) confirms that Safran Advisors LLC, acting through its Managing Director, Andrew Safran, is the source of this engagement and that Andrew Safran shall be the Company’s principal contact at Consultant (the “Principal Contact”).

For purposes of this Agreement:

“2026 Notes” means the 5.375% senior notes due April 1, 2026, issued by OLP and Ferrellgas Finance Corp. pursuant to that certain Indenture dated as of March 30, 2021, among OLP, Ferrellgas Finance Corp. and U.S. Bank Trust Company, N.A., as trustee.

“2029 Notes” means the 5.875% senior notes due April 1, 2029, issued by OLP and Ferrellgas Finance Corp. pursuant to that certain Indenture, dated as of March 30, 2021, among OLP, Ferrellgas Finance Corp. and U.S. Bank Trust Company, N.A., as trustee.

“Class B Transaction” [***].

“Credit Facility Transaction” [***].

“Credit Facility” means that certain Credit Agreement, dated as of March 30, 2021, by and among OLP, Ferrellgas, Inc., certain subsidiaries of OLP, and JPMorgan Chase Bank, N.A., as amended and restated from time to time.

“Investment Agreement” means that certain Investment Agreement, dated March 30, 2021, among OLP, Ferrellgas, Inc., and the purchasers listed on Schedule I thereto.

“MLP” means Ferrellgas Partners, L.P.

“MLP Partnership Agreement” shall mean the Sixth Amended and Restated Agreement of Limited Partnership of Ferrellgas Partners, L.P., dated March 30, 2021.

“OLP Partnership Agreement” shall mean the Fifth Amended and Restated Agreement of Limited Partnership of Ferrellgas, L.P., dated March 30, 2021 (as amendment, modified, or supplemented).

“Refinancing Transaction” [***].

“Security Modification” [***].

“Senior Preferred Unit Transaction” [***].

“Strategic Transaction” [***].

“Transaction” means a Class B Transaction, a Credit Facility Transaction, a Refinancing Transaction, a Senior Preferred Unit Transaction and/or a Strategic Transaction, as the context may require.

I.	Services

As part of this engagement, Consultant, through the Principal Contact, will, if requested by the Company:

(a)	assist the Company in reviewing and analyzing the Company’s results of operations, financial condition and business plan;
(b)	assist the Company in conducting an analysis of any capital structure refinancing efforts;
(c)	assist the Company in reviewing and analyzing any potential Transaction;
(d)	assist the Company in negotiating any Transaction;
(e)	meet with the Company’s Board of Directors or any designated committee thereof to discuss the proposed Transaction(s) and their financial implications; and
(f)	provide such other advisory services in connection with any Transaction as the Company and Consultant may mutually agree upon in writing.

Consultant, through the Principal Contact, will report to the Finance Committee of Ferrell Companies, Inc. It is expressly understood that, other than the Principal Contact, no employee, agent or representative of Consultant will perform any services pursuant to this Agreement unless the Company explicitly authorizes another employee, agent or representative of Consultant in writing (email being sufficient) to perform services for the Company pursuant to this Agreement.

This Agreement is not a commitment, express or implied, on the part of Consultant to underwrite, purchase or place any securities, or facilitate or effectuate any Transaction. The Company and Consultant expressly acknowledge that Consultant does not guarantee, warrant or otherwise provide assurance that the Company will be able to implement or consummate any Transaction contemplated herein, or achieve any other result. All decisions made with respect to any Transaction undertaken by the Company, whether or not consistent with advice rendered by Consultant, shall be those of the Company. Notwithstanding anything herein to the contrary, it is understood that Consultant is not undertaking to provide any legal, regulatory, accounting or tax advice in connection with its engagement hereunder, and the Company shall rely solely upon its own experts for such matters.

II.	Compensation and Expenses

As compensation for Consultant’s services under the Agreement, the Company agrees to pay Consultant the following nonrefundable cash fees:

(a)

Monthly Fee: A monthly fee of Forty Thousand Dollars ($40,000.00) (the “Monthly Fee”), payable in advance on the first day of each month during the period commencing on the date of this Agreement. The Company will pay Consultant a minimum of twelve (12) Monthly Fees (the “Required Monthly Fees”) regardless of any termination of this Agreement. In the event of any termination of this Agreement prior to the payment of all Required Monthly Fees, the Company shall have the option to either (i) pay to Consultant an amount equal to the Required Monthly Fees less all Monthly Fees previously paid within five (5) business days after such termination or (ii) continue to pay the remaining Required Monthly Fees on a monthly basis as set forth above. The Monthly Fee for the month of July 2025 shall be due and payable in full upon execution of this Agreement.

(b)	Class B Transaction Fee: A transaction fee [***] (the “Class B Transaction Fee”) shall be payable upon closing of a Class B Transaction.
(c)	Credit Facility Transaction Fee: A transaction fee [***] (the “Credit Facility Transaction Fee”) shall be payable upon the closing of a Credit Facility Transaction.
(d)

Refinancing Transaction: A transaction fee [***] (the “Refinancing Transaction Fee”) shall be payable upon the closing of a Refinancing Transaction, which, for the avoidance of doubt, shall be due and payable upon any Refinancing Transaction relating to the 2026 Notes or the 2029 Notes; [***].

(e)	Senior Preferred Unit Transaction: A transaction fee [***] (the “Senior Preferred Unit Transaction Fee”) shall be payable upon the closing of a Senior Preferred Unit Transaction.
(f)	Strategic Transaction Fee: A transaction fee shall be payable upon the closing of a Strategic Transaction (the “Strategic Transaction Fee”) [***].

The foregoing fees set forth in Paragraph II.(b)-(f) shall be referred to herein as the “Transaction Fees.” The Company agrees that it will pay the applicable Transaction Fee(s) for each Transaction in accordance with the terms hereof. Notwithstanding the foregoing and excepting the Required Monthly Fees (which shall not be subject to any cap or maximum fees), the total Transaction Fees payable to Consultant from the Company shall not exceed Seven Million Dollars ($7,000,000) (the “Transaction Fee Cap”).

Whether or not any Transaction occurs, the Company will, within thirty (30) days, reimburse Consultant, upon written request, for all of the reasonable and documented out-of-pocket expenses incurred by Principal Contact acting through Consultant in performing services pursuant to this Agreement, including the reasonable costs of the Principal Contact’s legal counsel (and including any and all expenses of Principal Contact and Safran Advisors LLC related to or arising from (i) the formation of Safran Advisors LLC and related broker-dealer affiliation matters and (ii) the negotiation of this Agreement (the “Start-Up Costs”), provided that the aggregate amount in respect of Start Up Costs shall not exceed $75,000). Notwithstanding anything to the contrary in this Agreement, the Company will not be responsible for reimbursing Consultant or Principal Contact for any costs or expenses related to any other start-up broker-dealer affiliation matters. For the avoidance of doubt, expenses reimbursed subject to this Agreement shall be excluded from the calculation of the Transaction Fee Cap.

All fees, expenses and any other amounts payable under this Agreement are payable in U.S. dollars, free and clear of any withholding taxes or deductions, to the bank account designated in writing by Consultant. [***].

Consultant agrees and acknowledges that any and all fees payable under this Agreement, including, but not limited to, all Transaction Fees and the Required Monthly Fees shall be payable to Consultant and not to any other party, including Safran Advisors, LLC, and that the Company shall have no liability whatsoever to any other entity or person, including Safran Advisors, LLC or the Principal Contact, for the payment of any fees due under this Agreement.

III.	Information

During the term of this engagement, the Company: (i) will furnish Consultant with such information concerning the Company as Consultant reasonably deems appropriate to execute this engagement and which the Company is not prohibited from furnishing by applicable law or contract (collectively, the “Information”); (ii) will provide Consultant with access to the Company’s officers, directors, employees, accountants, counsel and other representatives; and, (iii) will advise Consultant promptly of any material event or material change in the business, affairs, condition (financial or otherwise) or prospects of the Company.

To the best of the Company’s knowledge, the Information will be true and correct in all material respects and will not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. In performing its services under the Agreement, Consultant will be entitled to use and rely upon the Information as well as publicly available information without independent verification. Consultant will be entitled to assume that financial forecasts and projections the Company makes available to Consultant have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as the case may be, as to the matters covered thereby.

Consultant will not disclose to any third-party nonpublic Information concerning the Company provided to Consultant in connection with this Agreement as long as such Information remains nonpublic, except (i) as otherwise required or requested by law or by judicial or regulatory process or for private disclosure to regulatory authorities, (ii) Consultant may provide nonpublic Information to its officers, directors, employees, accountants, counsel and other representatives who need access to any such Information for purposes of performing the services to be provided hereunder and (iii) as otherwise contemplated by this Agreement. This paragraph shall terminate one year following the date of this Agreement.

The Company authorizes Consultant to transmit any offering memorandum, private placement memorandum or similar disclosure document (an “Offering Memo”) to potential parties to any Transaction after the Company has approved such Offering Memo. The Company is solely responsible for the contents of any Offering Memo and all information provided to prospective counterparties in any Transaction. The Company represents and warrants to Consultant that the information provided to any prospective counterparty by or on behalf of the Company in any Transaction, at the closing thereof, taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

IV.	Termination; Tail

This Agreement may be terminated at any time by the Company or Consultant upon five (5) business days’ written notice, provided that (i) termination without cause by the Company will not terminate the Company’s obligation to pay (x) the Required Monthly Fees or (y) any Transaction Fees that become due and payable during the Tail Period (as defined below) and (ii) termination without cause by Consultant will terminate Consultant’s right to any unpaid Required Monthly Fees or Transaction Fees, unless, at the time of Consultant’s termination, the Company is in breach of a material obligation of this Agreement. Section V (Advice; Publicity), Section VI (Indemnification), Section VII (Additional Agreements) and Section VIII (Governing Law) will survive any termination or expiration of this Agreement.

If, at any time prior to the expiration of the Tail Period, the Company enters into a definitive written agreement to effect a Transaction that subsequently results in a Transaction, or consummates any Transaction, then the Company will pay Consultant the applicable Transaction Fee(s) specified and in accordance with Section 2 above. “Tail Period” [***]. Notwithstanding the foregoing, if prior to the signing of a definitive agreement for a Transaction, the Company provides written notice to Consultant that it is terminating Consultant’s engagement due to an act of bad faith, willful misconduct or gross negligence of Consultant in the performance of its services hereunder and such act of bad faith, willful misconduct or gross negligence is not promptly cured (if such cure is possible) in a manner reasonably acceptable to the Company, then no Transaction Fee shall be paid or payable hereunder; provided, however that if Consultant obtains a judicial determination that it did not act with bad faith, willful misconduct or gross negligence in the performance of its services hereunder, Consultant will remain entitled to its Transaction Fee(s) payable hereunder.

If Principal Contact’s relationship with Consultant terminates for any reason (other than in the event of Principal Contact’s death or disability) (a “Termination Event”), Consultant shall provide notice of such Termination Event no later than two (2) business days after the occurrence of such Termination Event. Upon the occurrence of a Termination Event, Principal Contact shall have sixty (60) days (as may be extended with the consent of the Company, not to be unreasonably withheld, conditioned or delayed, the “Termination Event Cure Period”) to enter into an affiliation arrangement with another registered broker-dealer that adopts the terms of this Agreement, subject to the Company’s prior written approval (email being sufficient), not to be unreasonably withheld, conditioned or delayed (a “Termination Event Cure”). If no Termination Event Cure occurs, then upon the expiration of the Termination Event Cure Period: (a) this Agreement shall automatically terminate and (b) the Company shall have no further obligations to Consultant under this Agreement (other than the provisions that expressly survive any termination or expiration of this Agreement), including any obligation to pay any subsequent Required Monthly Fees or any Transaction Fees to Consultant, and there shall be no Tail Period.

V.	Advice; Publicity

The Company will not disclose, summarize or refer to Consultant, the terms of this Agreement or any of Consultant’s advice publicly or to any third party without the prior written consent of Consultant, which consent may be given by the Principal Contact; provided, however that the Company may disclose Consultant’s advice on a confidential and non-reliance basis, to its legal, financial and accounting advisors (it being agreed that the Company will be responsible for any non-compliance for any of the foregoing confidentiality and non-reliance terms by any such advisors). In the event disclosure is required by law or by judicial or regulatory process, the Company may disclose any of the foregoing to the extent required; provided, however, to the extent legally permissible, the Company will provide Consultant with prompt advance notice of any such disclosure and cooperate with Consultant in (i) limiting the scope of any such disclosure and/or (ii) obtaining confidential treatment for any such information required to be disclosed.

VI.	Indemnification
A.	Indemnification by Company

The Company will indemnify and hold harmless Consultant, the Principal Contact, Safran Advisors LLC, their affiliates and any of their respective current or former directors, officers, partners, managers, agents, representatives or employees (including any person controlling Safran Advisors LLC or any of their affiliates) (collectively, the “Consultant Parties”) from and against any losses, claims, damages, expenses or liabilities (collectively, “Losses”) (A)(i) related to or arising out of the Company’s actions or omissions (or the actions or omissions of the Company’s officers, directors, employees and agents other than Consultant) in connection with the matters contemplated in the Agreement, (ii) related to or arising out of oral or written statements or omissions made or information provided by the Company or its agents in connection with the matters contemplated in the Agreement, including, without limitation, all information in the Offering Memo or otherwise provided to counterparties by or on behalf of the Company (which shall be deemed to include the Company’s public filings) or (B) otherwise arising out of, related to or in connection with the Agreement, the matters contemplated in the Agreement, or Consultant’s performance of the Agreement (or any other services or advice the Company requests Consultant to provide) in each case, including prior to the date of the Agreement, except that clause (B) shall not apply to Losses to the extent such Losses are finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Consultant Party.

The Company agrees that no Consultant Party shall have any liability to the Company or its affiliates, or their respective owners, directors, officers, employees, security holders or creditors for any Losses (A)(i) related to or arising out of the Company’s actions or omissions (or the actions or omissions of the Company’s officers, directors, employees and agents other than Consultant) in connection with the matters contemplated in the Agreement, (ii) related to or arising out of oral or written statements or omissions made or information provided by the Company or its agents in connection with the matters contemplated in the Agreement, including, without limitation, all information in any Offering Memo or otherwise provided to counterparties by or on behalf of the Company (which shall be deemed to include the Company’s public filings) or (B) otherwise arising out of, related to or in connection with the Agreement, the matters contemplated in the Agreement or Consultant’s performance of the Agreement (or any other services or advice the Company requests Consultant to provide) in each case, including prior to the date of the Agreement, except that clause (B) shall not apply to Losses to the extent such Losses are finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Consultant Party.

If such indemnification or limitation on liability is for any reason not available or is insufficient to hold a Consultant Party harmless, the Company agrees to contribute to the Losses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by Consultant, on the other hand, with respect to the Agreement or, if such allocation is judicially determined to be unavailable, in such proportion as is appropriate to reflect the relative benefits and relative fault of the Company, on the one hand, and of Consultant, on the other hand, and any other equitable considerations; provided, however, that, to the extent permitted by applicable law, in no event shall the Consultant Party be responsible for amounts that exceed the fees actually received by Consultant from the Company in connection with the Agreement. Relative benefits to the Company, on the one hand, and Consultant, on the other hand, with respect to the Agreement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its security holders, as the case may be, pursuant to the transaction(s) contemplated by the Agreement, whether or not consummated, bears to (ii) the fees actually received by Consultant in connection with the Agreement.

The Company will not, without Consultant’s prior written consent (not to be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate (a “Settlement”) any actual or threatened action, claim, suit, investigation, inquiry, arbitration or proceeding (an “Action”) (or participate in or facilitate a Settlement of any Action) in respect of which indemnification or contribution is or may be sought under the Agreement (whether or not a Consultant Party is a party thereto) unless such Settlement includes a release of each Consultant Party from any Losses arising out of such Action. The Company will not permit any such Settlement to include a statement as to, or an admission of, fault or culpability by or on behalf of a Consultant Party without such Consultant Party’s prior written consent. No Consultant Party seeking indemnification or contribution under the Agreement will, without the Company’s prior written consent (not to be unreasonably withheld), agree to the Settlement of any Action. The Company’s obligations set forth in this Annex A shall be in addition to any rights that any Consultant Party may have at common law or otherwise, and such obligations shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Consultant Party.

In the event that any Consultant Party becomes involved in any capacity in any Action arising out of, related to or in connection with the Agreement or any matter referred to in the Agreement (including, without limitation, related matters prior to the date of the Agreement), the Company will reimburse such Consultant Party for the reasonable out-of-pocket costs and expenses (including counsel fees) of investigating, preparing for and responding to such Action or enforcing the Agreement, as they are incurred.

Prior to effecting any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets or any significant recapitalization or reclassification of its outstanding securities that does not explicitly or by operation of law provide for the assumption of the obligations of the Company set forth herein, the Company will notify Consultant in writing of its arrangements for the Company’s obligations set forth herein to be assumed by another creditworthy party (for example through insurance, surety bonds or the creation of an escrow) upon terms and conditions reasonably satisfactory to the Company and Consultant.

B.	Indemnification by Consultant

Consultant will indemnify and hold harmless the Company, its affiliates and any of its respective current or former directors, officers, partners, managers, agents, representatives or employees (collectively, the “Company Parties”) from and against any losses, claims, damages, expenses or liabilities (collectively, “Company Losses”) related to, arising out of or in connection with the payment of amounts owed under this Agreement to the extent any person other than the Consultant seeks or alleges such person is due amounts for any fees, costs or expenses under this Agreement.

C.	Additional Terms

The provisions of this Section VI (Indemnification) shall apply to the Agreement (including, but not limited to, any related activities prior to the date hereof) and any modification or amendment thereof, and shall remain in full force and effect regardless of (i) whether or not any Transactions or services contemplated by the Agreement are initiated or consummated; (ii) any termination, completion or expiration of the Agreement; and (iii) whether or not Consultant is, or is not, called upon to render any particular services or advice in the course of its engagement under the Agreement.

VII.	Additional Agreements

Consultant is required to obtain, verify and record information that identifies each party with whom it does business in a manner that satisfies the requirements of and in accordance with the USA Patriot Act. Upon request, each of the parties hereto will provide Consultant with information necessary to verify such party’s identity for purposes of the USA Patriot Act. Pursuant to FINRA Rule 2111, the Company acknowledges that (i) the Company is capable of evaluating investment risks independently, both in general and with regard to transactions and investment strategies involving a security or securities and will exercise independent judgment in evaluating recommendations (if any) of Consultant and its associated persons, and (ii) the Company is an Institutional Account as defined in FINRA Rule 4512(c).

VIII.	Governing Law

This Agreement and any claims, counterclaims or disputes of any kind or nature (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement embodies the entire agreement and supersedes any prior written or oral agreement relating to the subject matter hereof, and may only be amended or waived in writing signed by both the Company and Consultant. If any part of this Agreement is judicially determined to be unenforceable, it shall be interpreted to the fullest extent enforceable so as to give the closest meaning to its intent and the remainder of this Agreement shall continue in full force and effect. Any proceeding arising out of this Agreement shall be heard exclusively in a New York state or federal court sitting in the city and county of New York, to whose jurisdiction and forum Consultant and the Company irrevocably submit. The Company also irrevocably consents to the service of process in any such proceeding by mail to the Company’s address set forth above. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement shall be binding upon the Company and Consultant and the respective successors and permitted assigns of the Company and Consultant, and each Consultant Party is an express third-party beneficiary of this Agreement. CONSULTANT AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS) WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Consultant is delighted to accept this engagement and looks forward to working with the Company. Please sign and return the enclosed duplicate of this Agreement. The obligations of the Company under this Agreement will be the joint and several obligations of each of the entities comprising the Company. The individuals signing this Agreement each represent that he or she is authorized to execute and deliver it on behalf of the entity whose name appears above his or her signature.

Sincerely,

CRITO CAPITAL LLC

/s/ Theodore J. Gillman
Name:	Theodore J. Gillman
Title:	Managing Principal

[Signature Page to Letter Agreement]

ACCEPTED AND AGREED:

FERRELL COMPANIES, INC.

/s/ Tamria Zertuche
Name:	Tamria Zertuche
Title:	President and CEO

FERRELLGAS PARTNERS, LP

By: Ferrellgas, Inc., its general partner

/s/ Tamria Zertuche
Name:	Tamria Zertuche
Title:	President and CEO

FERRELLGAS, LP

By: Ferrellgas, Inc., its general partner

/s/ Tamria Zertuche
Name:	Tamria Zertuche
Title:	President and CEO

[Signature Page to Letter Agreement]